Ceramics Process Systems Corporation
Grant Bennett, President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18 Fax: (508) 222-0220
Web Site: www.alsic.com

CPS DOUBLES MANUFACTURING SPACE

Chartley, Massachusetts, July 24, 2006. Ceramics Process Systems Corporation (CPS) today announced that it has entered into a 10-year lease to double its manufacturing space at its current location. CPS has been leasing 18,000 square feet at 111 South Worcester Street in Chartley, MA for the past 12 years; the lease just signed is for 38,000 square feet at the same location.

Grant Bennett, President, said, "The additional space is needed both to accommodate current and forecasted growth and to allow us to improve our manufacturing flow and efficiencies. We are very pleased that we can lease additional space in our current location, thereby avoiding the disruption of moving. By more than doubling our manufacturing space and significantly improving our layout we believe we can meet demand for the foreseeable future in our current location."

CPS develops, manufactures and markets advanced metal matrix composites for thermal management of high-density electronics and for other applications. CPS` products are primarily used in high-density microprocessor assemblies, wireless basestations, motor controllers, and satellite communications. CPS has advanced technologies with significant intellectual property in the areas of powder injection molding, aluminum casting for composites, and machining of composites.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a general economic or business downturn in 2006 or a downturn in the electronics industry.